Exhibit 99.1

Masonite Announces Transformative Acquisition of PGT Innovations, Creating a Leading Door and Window Solutions Company with Over $4 Billion In Combined Revenue

Substantially increases scale and growth opportunities by combining complementary door and window solutions to meet homeowner needs at every opening in the home

Enhances product, geographic and end-market mix with meaningful opportunities in both renovation/ repair/remodel and new home construction with diverse distribution channels to better serve an expanded customer base

Positions Company for sustainable long-term value creation with a strengthened growth and financial profile, supplemented by an estimated $100 million in annual synergies; transaction expected to be accretive to Masonite’s earnings in first full year post close

Masonite and PGT Innovations to host a conference call today at 8:00AM Eastern Time

TAMPA, FL, and VENICE, FL, December 18, 2023 — Masonite International Corporation (“Masonite” or the “Company”) (NYSE: DOOR), a leading global designer, manufacturer, marketer and distributor of interior and exterior doors and premium door systems, and PGT Innovations, Inc. (“PGT Innovations”) (NYSE: PGTI), a designer and manufacturer of patio door and premium window solutions, and recognized leader in technically advanced products for impact rated glass applications, today announced a definitive agreement under which Masonite will acquire PGT Innovations for a combination of cash and Masonite shares with a total transaction value of $3.0 billion.

Under the terms of the agreement, PGT Innovations shareholders will receive $41.00 per each PGT Innovations share they own, comprised of $33.50 in cash and $7.50 in common shares of Masonite. The per share consideration represents a premium of approximately 24% to PGT Innovations’ 30-day volume weighted average share price. Upon completion of the transaction, Masonite shareholders will own approximately 84% of the combined company, with PGT Innovations shareholders owning approximately 16%.

The addition of PGT Innovations provides Masonite with complementary product offerings in adjacent categories, attractive geographies, expanded routes to market and cross-selling opportunities, enhanced engineering and manufacturing capabilities, as well as a significantly stronger growth and financial profile. The acquisition is expected to deliver meaningful earnings per share (EPS) accretion and significant synergies with minimal investment required to integrate the two businesses.

“The acquisition of PGT Innovations accelerates our strategy and is an exciting and transformational step in the nearly 100-year history of Masonite,” said Howard Heckes, President and Chief Executive Officer of Masonite. “The combined business will be well positioned to provide homeowners with differentiated solutions across both the interior and exterior openings of the home, while significantly expanding our geographic presence and growth opportunities. The PGT Innovations team shares our commitment to innovation and delivering premium products and is tightly aligned to the three strategic pillars that guide Masonite: delivering reliable supply, driving product leadership and winning the sale. I look forward to welcoming the talented PGT Innovations employees to Masonite and unlocking the many opportunities this combination presents to deliver compelling long-term value to our customers, employees, partners and shareholders.”

“Today’s announcement is a significant milestone for PGT Innovations, and a testament to the talent and dedication of our team members around the country,” said Jeffrey T. Jackson, President and Chief Executive Officer, PGT Innovations. “This transaction will provide significant near-term value to PGT Innovations’ shareholders, while also enabling them to participate in the long-term upside opportunity of the combined company. Over the past few years, PGT Innovations has successfully advanced our strategic priorities: expanding our brands, supporting trends shaping the industry, scaling our business and investing in profitable growth. We have a strong foundation, including our indoor-outdoor portfolio, from which to contribute to Masonite, and look forward to continuing to deliver operational excellence and product innovation for customers as part of the Masonite team.”

Compelling Strategic and Financial Benefits to Drive Shareholder Value

• Creates a premier door and window company with substantial depth and breadth: Masonite and PGT Innovations have extensive product expertise across all of the major openings in the home including interior doors, exterior doors, hinged and sliding patio doors, non-impact and impact-resistant windows and garage doors. Bringing together the companies’ highly complementary products provides significant growth and cross-selling opportunities with whole-home solutions and strengthens Masonite’s customer value proposition in serving the growing indoor/outdoor living trend.

• Transforms Masonite’s scale and capabilities: On a pro forma basis for the last twelve months ended October 1, 2023, the combined company had a financial profile with over $4 billion in revenue, approximately $700 million of adjusted EBITDA*, and over $400 million of free cash flow*, without giving effect to expected synergies. Masonite’s expanded capabilities as a result of the transaction are anticipated to drive significant operating efficiencies and, in combination with its enhanced product and innovative offerings, deliver industry-leading growth and returns.

• Significantly accelerates growth profile: By adding attractive and high-growth complementary products and sales channels with meaningful cross-selling potential, the combination will provide an enhanced growth profile for Masonite to expand its customer base as it explores new routes to market for the combined product portfolio. The combined company will have a highly attractive geographic footprint across many high-growth metropolitan areas, including in Texas and Florida. Acquiring PGT Innovations – with its decade long track record of double-digit annual revenue growth – will expand Masonite’s total addressable market and increase its expected future revenue growth by approximately 200 bps.

• Unlocks opportunity for significant synergies: Masonite expects to realize approximately $100 million in annual synergies phased in over the next several years following the close of the transaction. These synergies represent a combination of cost-savings opportunities such as efficiencies in corporate overhead and public company costs, raw material and sourcing opportunities, and manufacturing network cost optimization, as well as incremental sales growth opportunities such as cross-selling complementary product offerings to an expanded customer base.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

• Strong earnings accretion and combined cash flows: The anticipated combination of accelerated growth, significant synergies and rapid de-leveraging following completion of the transaction is expected to drive meaningful future earnings growth for Masonite. The transaction is expected to be accretive to Masonite’s EPS in the first full year of ownership and accelerate thereafter with the realization of synergies. Masonite intends to utilize the strength of the combined company’s cash flows and enhanced margin profile to reduce its leverage to below 3.0x in approximately two years post-close.

Leadership and Governance

Howard Heckes will continue to serve as CEO of Masonite.

At the closing, Jeff Jackson, PGT Innovations CEO, and one additional PGT Innovations director will join the Masonite Board of Directors.

Terms, Financing and Approvals

The Boards of Directors of both Masonite and PGT Innovations have each unanimously approved the transaction. The transaction is currently anticipated to close in the middle of 2024 subject to approval by the PGT Innovations shareholders, as well as the receipt of required regulatory approvals, and satisfaction of other customary closing conditions.

Masonite intends to fund the cash portion of the merger consideration with a combination of cash on hand, borrowings under existing credit facilities and the proceeds from new debt and/or equity financing. Masonite has received $1.8 billion in senior secured term loan commitments and $980 million in bridge loan commitments from Jefferies Finance LLC and Sumitomo Mitsui Banking Corporation in connection with the transaction. At closing, Masonite estimates that its pro forma net leverage will be approximately 4.1x. Masonite intends to reduce its leverage to below 3.0x in approximately two years post-close.

Advisors

Jefferies LLC is serving as exclusive financial advisor to Masonite. Wachtell, Lipton, Rosen & Katz is serving as legal counsel and Simpson Thacher & Bartlett LLP is serving as financing counsel to Masonite. Evercore LLC is serving as exclusive financial advisor to PGT Innovations, and Davis Polk & Wardwell LLP is serving as its legal counsel.

Conference Call and Webcast

Masonite and PGT Innovations leadership will host a conference call and online webcast today, December 18, 2023, at 8:00am ET to discuss the transaction. The conference call can be accessed by dialing toll-free 877-407-8289 or 201-689-8341 for international callers. A live webcast of the conference call will be available on the investor relations section of each company’s website at Masonite at https://investor.masonite.com/Investors/Overview/default.aspx and at PGT Innovations at https://ir.pgtinnovations.com/events-and-presentations.

A replay of the call will be available through January 1, 2024. To access the replay, please dial 877-660-6853 (in the U.S.) or 201-612-7415 (outside the U.S.) and enter Conference ID #13743290. A replay of the webcast can also be accessed via each company’s IR website.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

ABOUT MASONITE

Masonite International Corporation is a leading global designer, manufacturer, marketer and distributor of interior and exterior doors, door system components and door systems for the new construction and repair, renovation and remodeling sectors of the residential and non-residential building construction markets. Since 1925, Masonite has provided its customers with innovative products and superior service at compelling values. Masonite currently serves approximately 7,000 customers globally. Additional information about Masonite can be found at www.masonite.com.

ABOUT PGT INNOVATIONS

PGT Innovations manufactures and supplies premium windows, doors, and garage doors. Its highly engineered and technically advanced products can withstand some of the toughest weather conditions on Earth and are revolutionizing the way people live by unifying indoor and outdoor living spaces. PGT Innovations creates value through deep customer relationships, understanding the unstated needs of the markets it serves, and a drive to develop category-defining products. Through its brands, PGT Innovations is also the nation’s largest manufacturer of impact-resistant windows and doors and holds the leadership position in its primary market. The PGT Innovations family of brands include CGI®, PGT® Custom Windows and Doors, WinDoor®, Western Window Systems, Anlin Windows & Doors, Eze-Breeze®, Eco Window Systems, NewSouth Window Solutions, and Martin Door. The company’s brands, in their respective markets, are a preferred choice of architects, builders, and homeowners throughout North America and the Caribbean. Their high-quality products are available in custom and standard sizes with massive dimensions that allow for unlimited design possibilities in residential, multi-family, and commercial projects. For additional information, visit http://www.pgtinnovations.com

Masonite Contacts:

Richard Leland

VP, FINANCE AND TREASURER

rleland@masonite.com

813.739.1808

Marcus Devlin

DIRECTOR, INVESTOR RELATIONS

mdevlin@masonite.com

813.371.5839

Michael Freitag / Jamie Moser / Sophie Throsby

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

PGT Innovations Contacts:

Investor Relations:

Craig Henderson

CHIEF FINANCIAL OFFICER

CHenderson@PGTInnovations.com

941.480.1600

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

Media Relations:

Robin Weinberg/Emily Claffey/Kate Gorgi

FGS Global

PGTI@fgsglobal.com

212.687.8080

Cautionary Statement Regarding Forward-Looking Statements

This communication contains certain statements that are “forward-looking” statements within the meaning of Section 27A of the 1933 Act and Section 21E of the Securities Exchange Act of 1934. You can identify these statements and other forward-looking statements in this document by words such as “may,” “will,” “should,” “can,” “could,” “anticipate,” “estimate,” “expect,” “predict,” “project,” “future,” “potential,” “intend,” “plan,” “assume,” “believe,” “forecast,” “look,” “build,” “focus,” “create,” “work,” “continue,” “target,” “poised,” “advance,” “drive,” “aim,” “forecast,” “approach,” “seek,” “schedule,” “position,” “pursue,” “progress,” “budget,” “outlook,” “trend,” “guidance,” “commit,” “on track,” “objective,” “goal,” “strategy,” “opportunity,” “ambitions,” “aspire” and similar expressions, and variations or negative of such terms or other variations thereof. Words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such statements regarding the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”) among Masonite International Corporation (“Masonite” or “our” or “we”), PGT Innovations, Inc. (“PGTI”) and Peach Acquisition, Inc. (the “Transaction”), including the expected time period to consummate the Transaction, the anticipated benefits (including synergies) of the Transaction and integration and transition plans, opportunities, anticipated future performance, expected share buyback programs and expected dividends. All such forward-looking statements are based upon current plans, estimates, expectations and ambitions that are subject to risks, uncertainties and assumptions, many of which are beyond the control of Masonite and PGTI, that could cause actual results to differ materially from those expressed in such forward-looking statements. Key factors that could cause actual results to differ materially include, but are not limited to, the expected timing and likelihood of completion of the Transaction, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the Transaction; the ability to successfully integrate the businesses of the companies, including the risk that problems may arise in successfully integrating the such businesses, which may result in the combined company not operating as effectively and efficiently as expected; the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement; the possibility that PGTI’s stockholders may not approve the Transaction; the risk that the anticipated tax treatment of the Transaction is not obtained; the risk that the parties may not be able to satisfy the conditions to the Transaction in a timely manner or at all; risks related to disruption of management time from ongoing business operations due to the Transaction; the risk that any announcements relating to the Transaction could have adverse effects on the market price of Masonite’s or PGTI’s common shares; the risk that the Transaction and its announcement could have an adverse effect on the parties’ business relationships and business generally, including the ability of Masonite and PGTI to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers, and on their operating results and businesses generally; the risk of unforeseen

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.or unknown liabilities; customer, shareholder, regulatory and other stakeholder approvals and support; the risk of unexpected future capital expenditures; the risk of potential litigation relating to the Transaction that could be instituted against Masonite and/or PGTI or their respective directors and/or officers; the risk that the combined company may be unable to achieve cost-cutting or revenues synergies or it may take longer than expected to achieve those synergies; the risk that the combined company may not buy back shares; the risk associated with third party contracts containing material consent, anti-assignment, transfer or other provisions that may be related to the Transaction which are not waived or otherwise satisfactorily resolved; the risk of receipt of required Masonite Board of Directors’ authorizations to implement capital allocation strategies; the risk of rating agency actions and Masonite’s and PGTI’s ability to access short- and long-term debt markets on a timely and affordable basis; the risk of various events that could disrupt operations, including severe weather, such as droughts, floods, avalanches and earthquakes, cybersecurity attacks, security threats and governmental response to them, and technological changes; the risks of labor disputes, changes in labor costs and labor difficulties; and the risks resulting from other effects of industry, market, economic, legal or legislative, political or regulatory conditions outside of Masonite’s or PGTI’s control. All such factors are difficult to predict and are beyond our control, including those detailed in Masonite’s annual reports on Form 10-K, quarterly reports on Form 10-Q and Current Reports on Form 8-K that are available on Masonite’s website at https://www.masonite.com and on the SEC website at http://www.sec.gov, and those detailed in PGTI’s annual reports on Form 10-K, quarterly reports on Form 10-Q and Current Reports on Form 8-K that are available on PGTI’s website at https://pgtinnovations.com and on the SEC website at http://www.sec.gov. PGTI’s forward-looking statements are based on assumptions that PGTI’s believes to be reasonable but that may not prove to be accurate. Other unpredictable or factors not discussed in this communication could also have material adverse effects on forward-looking statements. Neither Masonite nor PGTI assumes an obligation to update any forward-looking statements, except as required by applicable law. These forward-looking statements speak only as of the date hereof.

Additional Information and Where to Find It

In connection with the Transaction, Masonite will file with the SEC a registration statement on Form S-4 to register the common shares of Masonite to be issued in connection with the Transaction. The registration statement will include a proxy statement of PGTI that also constitutes a prospectus of Masonite. The definitive proxy statement/prospectus will be sent to the stockholders of PGTI seeking their approval of the Transaction and other related matters.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4 AND THE PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 WHEN THEY BECOME AVAILABLE, AS WELL AS ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTION OR INCORPORATED BY REFERENCE INTO THE PROXY STATEMENT/PROSPECTUS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION REGARDING MASONITE, PGTI, THE TRANSACTION AND RELATED MATTERS.

Investors and security holders may obtain free copies of these documents, including the proxy statement/prospectus, and other documents filed with the SEC by Masonite or PGTI through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Masonite will be made available free of charge by accessing Masonite’s website at https://www.masonite.com or by contacting Masonite’s Investor Relations Department by phone at (813) 877-2726. Copies of documents filed with the SEC by PGTI will be made available free of charge by accessing PGTI’s website at https://pgtinnovations.com or by contacting PGTI by submitting a message at https://ir.pgtinnovations.com/investor-contact or by mail at 1070 Technology Drive, North Venice, FL 34275.

Participants in the Solicitation

Masonite, PGTI, and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of PGTI in connection with the Transaction under the rules of the SEC. Information about the interests of the directors and executive officers of Masonite and PGTI and other persons who may be deemed to be participants in the solicitation of stockholders of PGTI in connection with the Transaction and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement/prospectus related to the Transaction, which will be filed with the SEC. Additional information about Masonite, the directors and executive officers of Masonite and their ownership of Masonite common shares is also set forth in the definitive proxy statement for Masonite’s 2023 Annual Meeting of Shareholders, as filed with the SEC on Schedule 14A on March 29, 2023 (and which is available at https://www.sec.gov/Archives/edgar/data/893691/000119312523083032/d326829ddef14a.htm), and other documents subsequently filed by Masonite with the SEC. Information about the directors and executive officers of Masonite, their beneficial ownership of common shares of Masonite, and Masonite’s transactions with related parties is set forth in the sections entitled “Directors, Executive Officers and Corporate Governance” and “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” included in Masonite’s annual report on Form 10-K for the fiscal year ended December 31, 2022, which was filed with the SEC on February 28, 2023 (and which is available at https://www.sec.gov/Archives/edgar/data/893691/000089369123000013/door-20230101.htm), in Masonite’s Current Report on Form 8-K filed with the SEC on May 12, 2023 (and which is available at https://www.sec.gov//Archives/edgar/data/893691/000089369123000037/door-20230511.htm), and in the sections entitled “Proposal 1: Election of Directors,” “Security Ownership of Certain Beneficial Owners and Management,” and “Certain Relationships and Related Party Transactions” included in Masonite’s definitive proxy statement for Masonite’s 2023 Annual Meeting of Shareholders, as filed with the SEC on Schedule 14A on March 29, 2023 and which is available at https://www.sec.gov/Archives/edgar/data/893691/000119312523083032/d326829ddef14a.htm).

Information about the directors and executive officers of PGTI and their ownership of PGTI common stock is also set forth in PGTI’s definitive proxy statement in connection with its 2023 Annual Meeting of Stockholders, as filed with the SEC on April 10, 2023 (and which is available at https://www.sec.gov/Archives/edgar/data/1354327/000119312523126009/d442491ddef14a.htm), PGTI’s Current Report on Form 8-K filed with the SEC on July 3, 2023 (and which is available at https://www.sec.gov/Archives/edgar/data/1354327/000095010323009816/dp196528_8k.htm), and PGTI’s Current Report on Form 8-K filed with the SEC on November 6, 2023 (and is available at https://www.sec.gov/Archives/edgar/data/1354327/000095010323016034/dp202537_8k.htm). Information about the directors and executive officers of PGTI, their ownership of PGTI common stock, and PGTI’s transactions with related persons is set forth in the sections entitled “Directors, Executive Officers and Corporate Governance,” “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters,” and “Certain Relationships and Related Transactions, and Director Independence” included in PGTI’s annual report on Form 10-K for the fiscal year ended December 31, 2022, which was filed with the SEC on February 27, 2023 (and which is available at https://www.sec.gov/Archives/edgar/data/1354327/000095017023004543/pgti-20221231.htm), and in the sections entitled “Board Highlights” and “Security Ownership of Certain Beneficial Owners and Management” included in PGTI’s definitive proxy statement in connection with its 2023 Annual Meeting of Stockholders, as filed with the SEC on April 28, 2023 (and which is available at https://www.sec.gov/Archives/edgar/data/1354327/000119312523126009/d442491ddef14a.htm). Additional information regarding the interests of such participants in the solicitation of proxies in respect of the Transaction will be included in the registration statement and proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available These documents can be obtained free of charge from the SEC’s website at www.sec.gov.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or the solicitation of any vote of approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the 1933 Act.

Non-GAAP Measures

To supplement the financial measures prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), this communication includes the following non-GAAP financial measures in this communication: Adjusted EBITDA, Adjusted EBITDA Margin and free cash flow. These non-GAAP financial measures are based on internal forecasts and represent management’s best judgment. The reconciliation of these non-GAAP measures to the most directly comparable financial measure calculated and presented in accordance with GAAP can be found at pages 16 and 17 of the Investor Presentation, dated December 18, 2023, that is available free of charge by accessing Masonite’s website at www.masonite.com. Because these non-GAAP measures exclude certain items as described herein, they may not be indicative of the results that Masonite expects to recognize for future periods. As a result, these non-GAAP measures should be considered in addition to, and not a substitute for, the financial information prepared in accordance with GAAP.

Masonite’s Adjusted EBITDA is a non-GAAP financial measure which does not have a standardized meaning under GAAP and is unlikely to be comparable to similar measures used by other companies. Adjusted EBITDA should not be considered as an alternative to either net income or operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for our management’s discretionary use, as it does not include certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA is defined as net income attributable to Masonite adjusted to exclude the following items, as applicable: depreciation; amortization; share based compensation expense; loss (gain) on disposal of property, plant and equipment; registration and listing fees; restructuring costs; asset impairment; loss (gain) on disposal of subsidiaries; interest expense (income), net; loss on extinguishment of debt; other expense (income), net; income tax expense (benefit); other items; loss (income) from discontinued operations, net of tax; and net income (loss) attributable to non-controlling interest. This definition of Adjusted EBITDA differs from the definitions of EBITDA contained in the indentures governing the 2028 and 2030 Notes and the credit

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

agreements governing the ABL Facility and Term Loan Facility. Adjusted EBITDA, as calculated under our ABL Facility or senior notes would also include, among other things, additional add-backs for amounts related to: cost savings projected by us in good faith to be realized as a result of actions taken or expected to be taken prior to or during the relevant period; fees and expenses in connection with certain plant closures and layoffs; and the amount of any restructuring charges, integration costs or other business optimization expenses or reserve deducted in the relevant period in computing consolidated net income, including any one-time costs incurred in connection with acquisitions. Adjusted EBITDA is used to evaluate and compare the performance of the segments and it is one of the primary measures used to determine employee incentive compensation. Intersegment sales are recorded using market prices. We believe that Adjusted EBITDA, from an operations standpoint, provides an appropriate way to measure and assess segment performance. Our management team has established the practice of reviewing the performance of each segment based on the measures of net sales and Adjusted EBITDA. We believe that Adjusted EBITDA is useful to users of the consolidated financial statements because it provides the same information that we use internally to evaluate and compare the performance of the segments and it is one of the primary measures used to determine employee incentive compensation.

Masonite’s Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net sales. Masonite’s management believes this measure provides supplemental information on how successfully we operate our business.

Masonite’s free cash flow is a non-GAAP liquidity measure used by investors, financial analysts and management to help evaluate Masonite’s ability to generate cash to pursue opportunities that enhance shareholder value. Free cash flow is not a measure of residual cash flow available for discretionary expenditures due to our mandatory debt service requirements. As a conversion ratio, free cash flow is compared to adjusted net income (loss) attributable to Masonite. Free cash flow and free cash flow conversion are used internally by Masonite for various purposes, including reporting results of operations to the Board of Directors of Masonite and analysis of performance. Masonite’s management believes that these measures provide a useful representation of our operational performance and liquidity; however, the measures should not be considered in isolation or as a substitute for net cash flow provided by operating activities or net income attributable to Masonite as prepared in accordance with GAAP.

PGTI’s Adjusted EBITDA is not necessarily comparable to calculations performed by other companies and reported as similarly titled measures. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP measures. PGTI is not able to provide a reconciliation of projected Adjusted EBITDA to the most directly comparable expected GAAP results due to the unknown effect, timing and potential significance of the effects of legal matters, tax considerations, and income and expense from changes in fair value of contingent consideration from acquisitions. Expenses associated with legal matters, tax consequences, and income and expense from changes in fair value of contingent consideration from acquisitions have in the past, and may in the future, significantly affect GAAP results in a particular period.

PGTI’s Adjusted EBITDA consists of net income, adjusted for the items included in the accompanying reconciliation. PGTI’s management believes that Adjusted EBITDA provides useful information to investors and analysts about PGTI’s performance because they eliminate the effects of period-to-period changes in taxes, costs associated with capital investments and interest expense. Adjusted EBITDA does not give effect to the cash PGTI must use to service its debt or pay its income taxes and thus does not reflect the actual funds generated from operations or available for capital investments.

PGTI’s Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net sales.

PGTI’s free cash flow consists of cash from operations, less purchases of property, plant and equipment as presented on condensed consolidated statement of cash flow.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.